                                                                   EXHIBIT 10.16


                            CRUISE LINE HOLDINGS CO.



                                          September 17, 1998

F.C. Capital Partners, LLC
Prudential Tower, Suite 1400
800 Boylston Street
Boston, Massachusetts  02199

         Attn:  David P. Fialkow

Ladies and Gentlemen:

         This letter sets forth our agreement whereby Cruise Line Holdings Co., a Delaware corporation (the "Company"), shall pay to F.C. Capital Partners, LLC, a Delaware limited liability company ("FC"), a finance and structuring fee in the amount of $250,000 for arranging the financing and certain other transactions on behalf of the Company in connection with the transactions contemplated by the Share Purchase Agreement between Viad Corp. and the Company, dated as of July 31, 1998 (the "Viad Agreement") and the Subscription and Exchange Agreement among the Company, Philip Levine and the other signatories thereto dated as of August 27, 1998. The Company shall also pay FC's reasonably incurred out-of-pocket expenses incurred in conjunction with these transactions, including but not limited to reasonable attorney's fees.

         The finance and structuring fee and expense reimbursement shall be due and payable by the Company on the Closing Date (as defined in the Viad Agreement).

         If the foregoing accords with your understanding of our agreement, kindly execute a copy of this letter in the space provided below and return it to the Company.

                                      Very truly yours,

                                      CRUISE LINE HOLDINGS CO.


                                      By: /s/ Bradley Bloom
                                          ------------------------
                                          Title: Authorized Person

The foregoing is accepted
and agreed to as of the
date first above written:

F.C. CAPITAL PARTNERS, LLC


By: /s/ Joel Cutler
    -----------------------
    Name: Joel Cutler
    Title: Member